Exhibit 7

PLAN OF REORGANIZATION AND MERGER AGREEMENT

This Plan of Reorganization and Merger Agreement (“Agreement”) is made and entered into as of July 6, 2022, by and among Infinity Bank (the “Bank”), Infinity Merger Co. (“Subsidiary”), and Infinity Bancorp (“Infinity Bancorp”), collectively referred to herein as the “parties” and individually as a “party”.

Recitals and Undertakings

A.            The Bank is a California banking corporation with its head banking office in Santa Ana, California. Subsidiary is a corporation duly organized and existing under the laws of the State of California with its principal office in Santa Ana, California. Infinity Bancorp is a corporation duly organized and existing under the laws of the State of California with its principal office in Santa Ana, California.

B.            As of the date hereof, the Bank has 20,000,000 shares of no par value Common Stock authorized, of which there are 3,319,297 shares outstanding, and 10,000,000 shares of Preferred Stock authorized, of which there are no shares outstanding.

C.            Immediately prior to the Effective Date (as defined in Section 1.2 herein), Subsidiary will have 20,000,000 shares of no par Common Stock authorized, of which 100 shares of Common Stock will be outstanding at the Effective Date (as defined in Section 1.2 herein). All 100 shares of Common Stock of Subsidiary outstanding as of the Effective Date will be owned by Infinity Bancorp. Upon the Merger becoming effective, each of such 100 shares shall be converted into and exchanged by Infinity Bancorp for one share of fully paid and nonassessable Common Stock of the Bank as the Surviving Corporation.

D.            Immediately prior to the Effective Date (as defined in Section 1.2 herein, Infinity Bancorp will have 20,000,000 shares of common stock authorized, of which 50 shares of Common Stock will be outstanding at the Effective Date (as defined in Section 1.2 herein), and 10,000,000 shares of Preferred Stock authorized, of which no shares will be outstanding at the Effective Date. Upon the Merger becoming effective, each of such 50 shares shall be repurchased by Infinity Bancorp as provided in Section 2.2 herein.

D.            The Boards of Directors of Infinity Bancorp, Bank and Subsidiary have, each respectively, approved this Agreement and authorized its execution.

E.            The parties intend by this Agreement to set forth the terms and conditions of a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual agreements of the parties contained herein, the parties hereby agree as follows:

Section 1.	General.

1.1          The Merger. On the Effective Date, Subsidiary shall be merged into Bank (the “Merger”) and Bank shall be the surviving corporation (the “Surviving Corporation”) and a subsidiary of Infinity Bancorp, and its name shall continue to be “Infinity Bank.”

1.2            Effective Date. This Agreement shall become effective at the close of business on the day on which this Agreement shall have been filed with the Secretary of State of the State of California in accordance with Section 1103 of the California General Corporation Law (the “Effective Date”).

1.3            Articles of Incorporation and Bylaws. On the Effective Date, the Articles of Incorporation of the Bank, as in effect immediately prior to the Effective Date, shall be and remain the Articles of Incorporation of the Surviving Corporation; the Bylaws of the Bank shall be and remain the Bylaws of the Surviving Corporation until altered, amended or repealed; the Certificate of Authority of the Bank issued by the Commissioner of the California Department of Business Oversight (now the Department of Financial Protection and Innovation (“DFPI”)) shall be and remain the Certificate of Authority of the Surviving Corporation; and the Bank’s insurance of deposits coverage by the Federal Deposit Insurance Corporation (“FDIC”) shall be and remain the deposit insurance of the Surviving Corporation.

1.4            Directors and Officers of the Surviving Corporation.

(a)            Directors. On the Effective Date, the directors of the Bank immediately prior to the Effective Date shall be and remain the directors of the Surviving Corporation. Directors of the Surviving Corporation shall serve until the next annual meeting of shareholders of the Surviving Corporation or until such time as their successors are elected and have qualified.

(b)            Officers and Employees. On the Effective Date, the officers and employees of the Bank immediately prior to the Effective Date shall be and remain the officers and employees of the Surviving Corporation.

1.5            Directors and Officers of Infinity Bancorp

(a)            Directors. On the Effective Date, the directors of Infinity Bancorp shall be the following persons:

Karkutla P. Balkrishna	Victor E. Guerrero II
Cary D. Bren	Katherine T. Le
Curtis E. Campbell	Richard H. Schlatter
Raymond J. Gagnon	Glenn B. Stearns

Directors of the Infinity Bancorp shall serve until the next annual meeting of shareholders of Infinity Bancorp or until such time as their successors are elected and have qualified.

(b)            Officers. On the Effective Date, the officers of Infinity Bancorp shall be the following persons:

Chairman and Chief Executive Officer	Karkutla P. Balkrishna
President	Victor E. Guerrero II
Executive Vice President/Risk Management/ Director of HR/Corporate Secretary	Elaine Crouch
Executive Vice President/Chief Financial Officer	Allison Duncan

1.6            Effect of the Merger.

(a)            Assets and Rights. Upon the Merger becoming effective, all rights, privileges, franchises and property of Subsidiary, and all debts and liabilities due or to become due to Subsidiary, including things in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall have and hold the same in its own right as fully as the same was possessed and held by Subsidiary.

(b)            Liabilities. Upon the Merger becoming effective, all debts, liabilities, and obligations due or to become due of, and all claims or demands for any cause existing against Subsidiary shall be and become the debts, liabilities, obligations of, and the claims and demands against, the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred or become liable for them.

(c)            Creditors’ Rights and Liens. Upon the Merger becoming effective, all rights of creditors of Subsidiary, and all liens upon the property of Subsidiary, shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the time of the Merger.

(d)            Pending Actions. Upon the Merger becoming effective, any action or proceeding pending by or against Subsidiary shall not be deemed to have abated or been discontinued, but may be prosecuted to judgment, with the right to appeal or review as in other cases, as if the Merger had not taken place or the Surviving Corporation may be substituted for Subsidiary.

1.7            Tax Consequences of the Reorganization

This Agreement has been structured to qualify the Reorganization as a tax-free reorganization such that, among other things, no gain or loss will be recognized by the shareholders of the Bank upon exchange of their shares of the Bank’s Common Stock for shares of Common Stock of Infinity Bancorp.

1.8            Further Assurances. The Bank and Subsidiary each agree that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable, in order to evidence the transfer, vesting or devolution of any property right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Section 1 and otherwise to carry out the intent and purposes hereof.

Section 2.	Capital Stock of the Surviving Corporation.

2.1            Stock of Subsidiary. Upon the Merger becoming effective, each share of Common Stock of Subsidiary issued and outstanding immediately prior to the Effective Date shall thereupon be converted into and exchanged by Infinity Bancorp for one share of fully paid and nonassessable Common Stock of the Bank as the Surviving Corporation.

2.2            Stock of Infinity Bancorp. Upon the Merger becoming effective, each of the 50 shares of Common Stock of Infinity Bancorp issued and outstanding immediately prior to the time the Merger becomes effective shall be repurchased by Infinity Bancorp for its issue price of $10.00 per share.

2.3            Stock of the Bank. Upon the Merger becoming effective, each and every share of Common Stock of the Bank issued and outstanding shall, by virtue of the Merger and without any action on the part of the holders thereof, be exchanged for and converted into one share of fully paid and nonassessable Common Stock of Infinity Bancorp.

2.4            Exchange of Stock. Upon the Merger becoming effective:

(a)            the shareholders of record of the Bank shall be entitled to receive and shall be allocated one share of Common Stock of Infinity Bancorp for each share of Common Stock of the Bank;

(b)            Infinity Bancorp shall issue the shares of its Common Stock which the shareholders of the Bank shall be entitled to receive. As of the date of this Agreement, all shares of Common Stock held by shareholders of the Bank are held in book-entry form. Infinity Bancorp shall cause all shares resulting from the reorganization to be issued and recorded in book-entry form in the name of each such shareholder and held by Infinity Bancorp’s transfer agent. No physical certificates for shares resulting from the reorganization will be issued.

2.5            Equity Awards and Equity Award Plans. At the close of business on the Effective Date, Infinity Bancorp will adopt and assume all of the Bank’s rights and obligations under each of the Bank's equity and/or stock option plans (the “Plans”), and under each outstanding stock option or other award agreement evidencing an option or other award (whether an incentive stock option, a nonqualified stock option, a restricted stock unit or other type of award) previously granted under any of the Plans. The Plans shall be continued by Infinity Bancorp, the obligations of the Plans shall be assumed by Infinity Bancorp and by virtue of such assumption, all rights of an optionee or participant with respect to the Common Stock of the Bank shall become the same right with respect to the Common Stock of Infinity Bancorp, on a one-for-one basis. Each such option or other award, subject to such modifications as may be appropriate or required, and subject to the requirements of the Securities Act of 1933, as amended, and the California Corporate Securities Law of 1968, shall constitute a continuation of the option or other award, substituting Infinity Bancorp for the Bank. The option or other award vesting period and price per share of Infinity Bancorp Common Stock at which such option or other award may be exercised shall be the same vesting period and price as were applicable to the purchase of Bank Common Stock, and all other terms and conditions applicable to the option or other award shall, except as may be otherwise provided herein, be unchanged. Each option or other award granted pursuant to any of the Plans, from and after the close of business on the Effective Date, shall constitute an option or other award granted by Infinity Bancorp and outstanding pursuant to the applicable Plan.

Section 3.	Approvals.

3.1            Shareholder Approval. This Agreement shall be submitted to the shareholders of Infinity Bancorp, Bank and Subsidiary for ratification and approval in accordance with the applicable provisions of law.

3.2            Regulatory Approvals. The parties shall obtain the waivers, consents and approvals of all regulatory authorities as required by law for consummation of the Merger and Plan of Reorganization on the terms herein provided.

Section 4.	Conditions Precedent, Termination and Payment of Expenses.

4.1            Conditions Precedent to the Merger. Consummation of the Merger is conditioned upon:

(a)            ratification and approval of this Agreement by the shareholders of the Infinity Bancorp, Bank and Subsidiary, as required by law;

(b)            obtaining all other consents and approvals, and satisfaction of all other requirements prescribed by law which are necessary for consummation of the Merger, including, but not limited to, approval of the FDIC, approval of the DFPI, approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and any required action under the Securities Act of 1933, as amended, and state securities laws with respect to the securities of Infinity Bancorp issuable upon consummation of the Merger;

(c)            obtaining all consents or approvals, governmental or otherwise, which are or, in the opinion of counsel for the Bank may be, necessary to permit or enable the Surviving Corporation, upon and after the Merger, to conduct all or any part of the business and activities of the Bank up to the time of the Merger, in the manner in which such activities and business are then conducted; and

(d)            performance by each party hereto of all of its obligations hereunder to be performed prior to the Merger becoming effective.

4.2            Termination of the Merger. If any condition in Section 4.1 has not been fulfilled, or, if in the opinion of a majority of the Board of Directors of any of the parties:

(a)            any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Merger which makes consummation of the Merger inadvisable; or

(b)            for any other reason consummation of the Merger is inadvisable;

then this Agreement may be terminated at any time before the Merger becomes effective. Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties or their respective directors, officers, employees, agents or shareholders, except as provided in Section 4.3 hereof.

4.3            Expenses of the Merger. Subject to applicable federal laws and regulations, each party shall bear its own expenses of the Merger, including filing fees, printing costs, mailing costs, accountants’ fees and legal fees.

Section 5.	Miscellaneous.

5.1           Assignment. No party shall have the right to assign its rights or obligations under this Agreement.

5.2           Execution. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and such counterparts shall together constitute one and the same instrument.

5.3           Governing Law. This Agreement is made and entered into in the State of California, and the laws of said State shall govern the validity and interpretation hereof.

5.4           Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the plan of reorganization and merger and supersedes all prior arrangements or understandings with respect thereto.

The next page is the signature page.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

INFINITY BANK

By:	/s/ Victor E. Guerrero
Victor E. Guerrero
President and Chief Operating Officer

By:	/s/ Elaine Crouch
Elaine Crouch
Corporate Secretary

INFINITY MERGER CO.

By:	/s/ Victor E. Guerrero
Victor E. Guerrero
President

By:	/s/ Elaine Crouch
Elaine Crouch
Corporate Secretary

INFINITY BANCORP

By:	/s/ Victor E. Guerrero
Victor E. Guerrero
President and Chief Operating Officer

By:	/s/ Elaine Crouch
Elaine Crouch
Corporate Secretary

CORPORATIONS CODE - CORP

TITLE 1. CORPORATIONS [100 - 14631] ( Title 1 enacted by Stats. 1947, Ch. 1038. )

DIVISION 1. GENERAL CORPORATION LAW [100 - 2319] ( Division 1 repealed and added by Stats. 1975, Ch. 682. )

CHAPTER 13. Dissenters’ Rights [1300 - 1313] ( Chapter 13 added by Stats. 1975, Ch. 682. )

1300.

(a)	If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b)	As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1)  That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2)  That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)  That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)	That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)  As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

(Amended by Stats. 2019, Ch. 143, Sec. 24. (SB 251) Effective January 1, 2020.)

1301.

(a)  If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)  Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c)  The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

(Amended by Stats. 2012, Ch. 473, Sec. 2. (AB 1680) Effective January 1, 2013.)

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 3. (AB 1680) Effective January 1, 2013.)

1303.

(a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)  Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(Amended by Stats. 1986, Ch. 766, Sec. 24.)

1304.

(a)  If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)  Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)  On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 4. (AB 1680) Effective January 1, 2013.)

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